Exhibit 10.5

50 Tice Boulevard Suite A26 Woodcliff Lake, NJ 07677 (201) 645-4765 (tel)

March 4, 2020

Howard Weisman

Subject: Weisman Employment Offer

Dear Howard,

On behalf of Purinix Pharmaceuticals LLC (“Purinix” or the “Company”), I am pleased to extend to you an offer of employment for the role of Chief Executive Officer. This position will be located at Purinix’s future headquarter offices, with the location to be determined in the Boston or New York City areas. You will report to the Board of Directors. Your start date will be mutually determined, but I anticipate it to be on or around March 15, 2020. I am excited about the possibility of you joining the team and your leading the growth of our high value neurodevelopment company.

The terms of your employment offer are outlined below:

•	Monthly base pay of $33,333, which, when annualized, is equivalent to $400,000 per year. This base pay will initially be paid as $16,667 per month in cash, with the balance accruing monthly and paid out in a single lump sum cash payment promptly upon the consummation of a private or public financing for the Company (anticipated within 3 months, around our anticipated IPO transaction). Following the consummation of the private or public financing, the base pay will be paid as $33,333 per month in cash and no further accrual will occur. Any increases in the base pay would be at the discretion of the Board of Directors, but would be expected upon achievement of key company milestones and commensurate with the growth of the company.

•	Participation (pro-rated for 2020) in a Performance Bonus Plan with a target of 50% of your base salary, based on company and individual achievement. Your bonus will be based on your performance meeting mutually established individual goals and objectives to support the growth strategy of the Company as well as the Company’s overall performance.

•	Commensurate with your position, and in order to award you with equity in the Company in a tax efficient manner, upon the commencement of your employment with the Company, you will be entitled to receive a grant of value appreciation rights (VARs) (at the fair market value at the grant date) in the Company equivalent to 5.0% (on a fully-diluted basis as of the grant date) of the common equity of the Company. These VARs will be governed by the terms of the Equity Incentive Plan of the Company. The VARs will have standard industry terms, inclusive of vesting over four (4) years from the grant date, with cliff vesting after the first year and the balance vesting monthly from the second year through the fourth year, and accelerated vesting in the case of a change in control. Upon the consummation of a public listing, it is anticipated that the Company would put an incentive stock option (ISO) plan in place, whereby senior management would receive annual grants of ISOs as part of their bonus compensation, commensurate with industry practice for early stage public biopharmaceutical companies.

Confidential

•	As a regular, full-time employee of the Company, you will be eligible to participate in any Employee Benefit Plans that the Company puts in place. It is expected that initially such benefits will include health and dental insurance, and that additional benefits will be put in place as the Company grows. A company-wide policy on benefits will be developed as the company grows, and senior management (including the CEO) will have the costs of certain benefits covered by the company at 100%.

•	As a regular, full time employee of the Company you will accrue vacation and sick leave. Vacation will accrue at the rate of 1.25 days per month, or fifteen days per year.

This offer of employment does not represent an employment contract. You will be an employee at will, and just as you retain the right to resign, with or without notice or cause, Purinix has the same right with respect to termination of your employment.

If you understand and accept these terms, please sign and return one copy of this offer letter to me.

I would love to have you join Purinix and be a part of building a great company. Should you have any questions regarding this offer, please feel free to contact me at: 646-321-0593.

Sincerely,

/s/ Michael L. Derby
Michael L. Derby
Executive Chairman
Purinix Pharmaceuticals LLC

Agreed to and Accepted by:

/s/ Howard Weisman	3/4/2020
Howard Weisman	Date

Confidential

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